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                               July 29, 1999



New York Stock Exchange, Inc.
20 Broad Street
New York, NY 10005

      Re: Gardner Denver, Inc.
          Application for Subsequent Listing of Common Stock

Dear Sir or Madam:

        This opinion is furnished to you in connection with the attached Subsequent Listing Application (the "Application") of Gardner Denver, Inc., a Delaware corporation (the "Company"), for listing with the New York Stock Exchange, Inc. (the "Exchange"), upon official notice of issuance, 500,000 additional shares (the "Additional Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable to participants on the Company's Long-Term Incentive Plan (the "Plan"). The issuance of the Additional Shares was approved by the Company's stockholders at their Annual Meeting on May 4, 1999.

        In connection with this opinion, we have examined such corporate and other records of the Company, certificates of public officials and officers of Company, other documents and information and laws and regulations as we have deemed relevant, including the Company's Certificate of Incorporation, Bylaws and certain resolutions adopted by the Board of Directors of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents and the correctness of the factual statements made by officers and representatives of the Company.

        Based solely on the foregoing, we are of the opinion that:



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New York Stock Exchange, Inc.
July 29, 1999
Page 2


        1. The Company has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Delaware.

        2. The issuance and delivery to Plan participants of the Additional Shares pursuant to the Plan have been duly authorized by all necessary corporate action on the part of the Company.

        3. At a meeting held on May 4, 1999, the Board of Directors of the Company approved the listing on the Exchange of the Additional Shares and authorized the Company's transfer agent to serve in such capacity with respect to the Additional Shares.

        4.   At the Annual Meeting of Shareholders held on May 4,
             1999, the Company's stockholders approved the issuance of the Additional Shares pursuant to the Plan.

        5. The 500,000 Additional Shares issuable are duly and validly authorized, and when delivered in accordance with the Plan, will be validly issued and outstanding, fully paid and non-assessable, with no personal liability attached to the ownership thereof under the laws of Delaware, being the state of the Company's incorporation, or under the laws of Illinois, being the state in which the Company's principal office is located.

        6. The Additional Shares have been registered under the Securities Act of 1933, as amended, under a Registration Statement on Form S-8 (file No. 333- ______) which was filed with the Securities and Exchange Commission and became effective on August 3, 1999.

        This opinion is being rendered to and for the benefit of the Exchange in connection with the Application, and may be relied upon only by the Exchange and by the Company's transfer agent, The First Chicago Trust Company of New York, in the performance of its duties with respect to the Additional Shares.

        We consent to the filing of this Opinion as an Exhibit to the Application.


                                 Very truly yours,

                                 Schmiedeskamp, Robertson, Neu & Mitchell



                                 Harold B. Oakley